PKF

Accountants &
business advisers

August 13, 2009
Our Ref. : O127/AH/EL

**PRIVATE AND CONFIDENTIAL**

Securities and Exchange Commission
100F Street, N.E.
Washington, D.C. 20549
U.S.A

Dear Sirs,

**Re : Orsus Xelent Technologies, Inc. (the "Company")**

We have read the statements that we understand the Company will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours faithfully,

PKF

PKF
Certified Public Accountants
Hong Kong

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